Exhibit 99.1

Solid Power Appoints Seasoned Automotive Industry Executive

MaryAnn Wright to Board of Directors

–	Wright brings to the Solid Power board extensive experience in automotive industry as well as public company, leadership and energy storage expertise

LOUISVILLE, Colo., July 18, 2022 – Solid Power, Inc. ("Solid Power") (Nasdaq: SLDP), an industry-leading developer of all-solid-state battery cells for electric vehicles, today announced its board of directors appointed MaryAnn Wright to the board, effective July 18, 2022, bringing the total number of board members to nine.

Ms. Wright brings to the Solid Power board more than 30 years’ experience building successful, high-performing teams, primarily in the automotive industry. Ms. Wright spent the first 18 years of her career at Ford Motor Company, where she served as Director, Sustainable Mobility Technologies and Hybrid Vehicle Programs. While at Ford, she was also the Chief Engineer of the 2005 Ford Escape Hybrid, the industry’s first hybrid-electric SUV, and led the launch of Ford’s first hydrogen-powered fuel cell fleet program. Most recently, Ms. Wright worked for Johnson Controls International PLC (NYSE:JCI), where she held various leadership positions, including serving as Group Vice President of Engineering and Product Development. In addition, Ms. Wright previously served as Vice President and General Manager for Johnson Controls Hybrid Systems and CEO of Johnson Controls-Saft (JCS), where she established JCS as a leading global provider of advanced battery systems. Prior to joining Johnson Controls, Ms. Wright served as Executive Vice President of Engineering, Product Development, Commercial and Program Management for Collins & Aikman Corporation. Ms. Wright currently serves on the boards of directors of Group 1 Automotive, Inc. (NYSE:GPI), Micron Technology (Nasdaq:MU), and Brunswick Corporation (NYSE:BC).

“We are excited to welcome MaryAnn to Solid Power’s board of directors,” said David Jansen, Chairperson and President of Solid Power. “MaryAnn’s recognized leadership in the automotive industry, and in particular her experience with public companies and energy storage technologies, make her a valuable addition to our board.”

Ms. Wright will serve as an independent director and a member of the board’s compensation committee.

About Solid Power

Solid Power is an industry-leading developer of all-solid-state rechargeable battery cells for electric vehicles and mobile power markets. Solid Power replaces the flammable liquid electrolyte in a conventional lithium-ion battery with a proprietary sulfide-based solid electrolyte. As a result, Solid Power's all-solid-state battery cells are expected to be safer and more stable across a broad temperature range, provide an increase in energy density compared to the best available rechargeable battery cells, enable less expensive, more energy-dense battery pack designs and be compatible with traditional lithium-ion manufacturing processes. For more information, visit http://www.solidpowerbattery.com/.

Solid Power Contact Information

For Investors:
Kevin Paprzycki
Chief Financial Officer
1 (800) 799-7380
investors@solidpowerbattery.com

For Media:
Will McKenna
Marketing Communications Director
(720) 598-2877
press@solidpowerbattery.com

Website: www.solidpowerbattery.com
Twitter: https://twitter.com/SolidPowerInc
LinkedIn: https://www.linkedin.com/company/solid-power